                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                               SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                             (Amendment No. )


                            CREATIVE COMPUTERS, INC.
                           ---------------------
                             (Name of Issuer)


                       Common Stock, Par Value $.001
           ----------------------------------------------------
                      (Title of Class of Securities)


                                 22527E107
                         ------------------------
                              (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or to otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               SCHEDULE 13G

-------------------                               -----------------
CUSIP No. 22527E107                               Page 2 of 19 Pages
-------------------                               ------------------

===========================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
   The SC Fundamental Value Fund, L.P.

---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [ ]
---------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
---------------------------------------------------------------------------
          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
5  SOLE VOTING POWER
     0
---------------------------------------------------------------------------
6  SHARED VOTING POWER
     497,245
---------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
     0
---------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
     497,245
---------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     497,245
---------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                         [ ]
---------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.9%
---------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
        PN
===========================================================================

                               SCHEDULE 13G

-------------------                               -----------------
CUSIP No. 22527E107                               Page 3 of 19 Pages
-------------------                               ------------------

===========================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
   SC Fundamental Value BVI, Ltd.
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [ ]
---------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   British Virgin Islands
---------------------------------------------------------------------------
          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
5  SOLE VOTING POWER
          0
---------------------------------------------------------------------------
6  SHARED VOTING POWER
     477,655
---------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
          0
---------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
     477,655
---------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     477,655
---------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                         [ ]
---------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.7%
---------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
        CO
===========================================================================

                               SCHEDULE 13G

-------------------                               --------------------
CUSIP No. 22527E107                               Page 4 of 19 Pages
-------------------                               --------------------

===========================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
   SC Fundamental Inc.
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [ ]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
5  SOLE VOTING POWER
          0
---------------------------------------------------------------------------
6  SHARED VOTING POWER
     497,245
---------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
          0
---------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
      497,245
---------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      497,245
---------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                              [ ]
---------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.9%
---------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
         CO
===========================================================================

                               SCHEDULE 13G

-------------------                               ------------------
CUSIP No. 22527E107                               Page 5 of 19 Pages
-------------------                               ------------------

===========================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
   SC Fundamental Value BVI, Inc.

---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [ ]
---------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
---------------------------------------------------------------------------
          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
5  SOLE VOTING POWER
     0
---------------------------------------------------------------------------
6  SHARED VOTING POWER
     477,655
---------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
     0
---------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
     477,655
---------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     477,655
---------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                         [ ]
---------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.7%
---------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
        CO
===========================================================================

                               SCHEDULE 13G

-------------------                               ------------------
CUSIP No. 22527E107                               Page 6 of 19 Pages
-------------------                               ------------------

===========================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
     SC Fundamental, LLC
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [ ]
---------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   New York
---------------------------------------------------------------------------
          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
5  SOLE VOTING POWER
          0
---------------------------------------------------------------------------
6  SHARED VOTING POWER
     497,245
---------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
          0
---------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
     497,245
---------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     497,245
---------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                         [ ]
---------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.9%
---------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
        OO
===========================================================================

                               SCHEDULE 13G

-------------------                               ------------------
CUSIP No. 22527E107                               Page 7 of 19 Pages
-------------------                               ------------------

===========================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
   SC-BVI Partners
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [ ]
---------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
---------------------------------------------------------------------------
          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
5  SOLE VOTING POWER
          0
---------------------------------------------------------------------------
6  SHARED VOTING POWER
     477,655
---------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
          0
---------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
     477,655
---------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     477,655
---------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                         [ ]
---------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.7%
---------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
        PN
===========================================================================

                               SCHEDULE 13G

-------------------                               ------------------
CUSIP No. 22527E107                               Page 8 of 19 Pages
-------------------                               ------------------

===========================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
   Gary N. Siegler
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [ ]
---------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
5  SOLE VOTING POWER
          0
---------------------------------------------------------------------------
6  SHARED VOTING POWER
     974,900
---------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
          0
---------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
     974,900
---------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     974,900
---------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                         [ ]
---------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         9.6%
---------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
        IN
===========================================================================

                               SCHEDULE 13G

-------------------                               ------------------
CUSIP No. 22527E107                               Page 9 of 19 Pages
-------------------                               ------------------

===========================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
   Peter M. Collery
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [ ]
---------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
5  SOLE VOTING POWER
          0
---------------------------------------------------------------------------
6  SHARED VOTING POWER
     974,900
---------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
          0
---------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
     974,900
---------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     974,900
---------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                         [ ]
---------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         9.6%
---------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
        IN
===========================================================================

                               SCHEDULE 13G

-------------------                               -------------------
CUSIP No. 22527E107                               Page 10 of 19 Pages
-------------------                               -------------------

===========================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
   Neil H. Koffler
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [ ]
---------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
5  SOLE VOTING POWER
          0
---------------------------------------------------------------------------
6  SHARED VOTING POWER
     974,900
---------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
          0
---------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
     974,900
---------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     974,900
---------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                         [ ]
---------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         9.6%
---------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
        IN
===========================================================================

                               SCHEDULE 13G

-------------------                               -------------------
CUSIP No. 22527E107                               Page 11 of 19 Pages
-------------------                               -------------------

===========================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
   Curtis G. Macnguyen
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [ ]
---------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
5  SOLE VOTING POWER
          0
---------------------------------------------------------------------------
6  SHARED VOTING POWER
     974,900
---------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
          0
---------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
     974,900
---------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     974,900
---------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                         [ ]
---------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         9.6%
---------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
        IN
===========================================================================

                                                       Page 12 of 19 Pages

                         SCHEDULE 13G


Item 1.

          (a)  Name of Issuer:

               Creative Computers, Inc.

          (b)  Address of Issuer's Principal Executive Office:

               2645 Maricopa Street
               Torrance, CA  90503


Item 2.   Name of Person Filing

          (a)  Name of Person Filing:

               The SC Fundamental Value Fund, L.P. ("Fund")
               SC Fundamental Value BVI, Ltd. ("BVI Fund")
               SC Fundamental Inc. ("SC")
               SC Fundamental Value BVI, Inc. ("BVI Inc.")
               SC Fundamental, LLC ("SCFLLC")
               SC-BVI Partners
               Gary Siegler ("Siegler")
               Peter M. Collery ("Collery")
               Neil H. Koffler ("Koffler")
               Curtis G. Macnguyen ("Macnguyen")


          (b)  Address of Principal Office:

               10 East 50th Street
               New York, New York 10022


          (c)  Citizenship/Organization:

               Fund - Delaware
               BVI Fund - British Virgin Islands
               SC - Delaware
               BVI Inc. - Delaware
               SCFLLC - New York
               SC-BVI Partners - Delaware
               Siegler - United States
               Collery - United States
               Koffler - United States
               Macnguyen - United States

                                                       Page 13 of 19 Pages


          (d)  Title Class of Securities:

               Common Stock, Par Value $.001

          (e)  CUSIP Number:  22527E107


Item 3. If this Statement is filed pursuant to 240.13(d)-1(b or 240.13d-2(b) or (c), check whether the person filing is a:

               Not Applicable.


Item 4.   Ownership.

          I.  Fund, SCFLLC and SC

          (a)  Amount Beneficially Owned: Fund, SCFLLC and SC

               SCFLLC, as the general partner of Fund, and SC, as the corporate member and manager of SCFLLC, may be deemed to share with Fund the power to vote or direct the vote and to dispose or to direct the disposition of the 497,245 shares of Common Stock of which Fund is the direct beneficial owner.

          (b)  Percent of Class:  4.9%

          (c)  Number of Shares to Which Such Person Has:

                 (i)   Sole voting power - 0
                (ii)   Shared voting power - 497,245
               (iii)   Sole dispositive power - 0
                (iv)   Shared dispositive power - 497,245

          II. BVI Fund, BVI Inc. and SC-BVI Partners

          (a)  Amount Beneficially Owned: BVI Fund, BVI Inc. and SC-BVI
Partners

          BVI Inc., as the managing general partner of SC-BVI Partners, and SC-BVI Partners, as the investment manager of BVI Fund, may be deemed to share with BVI Fund the power to vote or direct the vote and to dispose or direct the disposition of the 477,655 shares of Common Stock of which BVI Fund is the direct beneficial owner.

          (b)  Percent of Class:  4.7%

                                                       Page 14 of 19 Pages


          (c)  Number of Shares to Which Such Person Has:

                 (i)   Sole voting power - 0
                (ii)   Shared voting power - 477,655
               (iii)   Sole dispositive power - 0
                (iv)   Shared dispositive power - 477,655


          III.  Siegler, Collery, Koffler and Macnguyen

          (a)  Amount Beneficially Owned: Siegler, Collery, Koffler and
Macnguyen


          Siegler and Collery, by virtue of their status as principal members of SCFLLC, the general partner of Fund, and as the controlling stockholders, directors and executive officers of SC, the corporate member and manager of SCFLLC, may be deemed to share with Fund, SCFLLC and SC the power to vote or direct the vote and to dispose or to direct the disposition of the 497,245 shares of Common Stock of which Fund is the direct beneficial owner. Koffler and Macnguyen, by virtue of their status as employee members of SCFLLC, the general partner of Fund, may be deemed to share with Fund and SCFLLC the power to vote or direct the vote and to dispose or to direct the disposition of the 497,245 shares of Common Stock of which Fund is the direct beneficial owner.

          Siegler and Collery, by virtue of their status as controlling stockholders, directors and executive officers of BVI Inc., the managing general partner of SC-BVI Partners, which is the investment manager of BVI Fund, may be deemed to share with BVI Inc., SC-BVI Partners and BVI Fund the power to vote or direct the vote and to dispose or direct the disposition of the 477,655 shares of Common Stock of which BVI Fund is the direct beneficial owner. Koffler and Macnguyen, by virtue of their status as executive officers of BVI Inc., the managing general partner of SC-BVI Partners, which is the investment manager of BVI Fund, may be deemed to share with BVI Inc., SC-BVI Partners and BVI Fund the power to vote or direct the vote and to dispose or direct the disposition of the 477,655 shares of Common Stock of which BVI Fund is the direct beneficial owner.

          (b)  Percent of Class:  9.6%

          (c)  Number of Shares to Which Such Person Has:

                 (i)   Sole voting power - 0
                (ii)   Shared voting power - 974,900
               (iii)   Sole dispositive power - 0
                (iv)   Shared dispositive power - 974,900

                                                       Page 15 of 19 Pages


Item 5.   Ownership of Five Percent or Less of a Class.

          Not applicable.


Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          Not Applicable.


Item 7. Identification and Classification of Members of the Subsidiary Which Acquired the Securities Being Reported on by the Parent
Holding Company.

          Not Applicable.


Item 8.   Identification and Classification of Members of the Group.

          Not Applicable.


Item 9.   Notice of Dissolution of Group.

          Not Applicable.


Item 10.  Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.

123794
                                                     Page 16 of 19 Pages



Signature: After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date:  July 23, 1998

THE SC FUNDAMENTAL VALUE FUND, L.P.
By:  SC FUNDAMENTAL, LLC.,
     as General Partner


       /s/ Peter M. Collery
By:  Neil H. Koffler, as Attorney-in-Fact
     for Peter M. Collery, Vice President (1)



SC FUNDAMENTAL VALUE BVI, LTD.
BY:  SC FUNDAMENTAL VALUE BVI, INC.,
     as Managing General Partner of
     Investment Manager


        /s/ Peter M. Collery
By:  Neil H. Koffler, as Attorney-in-Fact
     for Peter M. Collery, Vice President (1)



SC FUNDAMENTAL INC.


BY:  /s/ Peter M. Collery
     Neil H. Koffler as Attorney-
     in-Fact for Peter M. Collery
     Vice President (1)


SC FUNDAMENTAL VALUE BVI, INC.


BY:  /s/ Peter M. Collery
     Neil H. Koffler as Attorney-
     in-Fact for Peter M. Collery,
     Vice President (1)

                                                     Page 17 of 19 Pages


SC FUNDAMENTAL, LLC
BY:  SC FUNDAMENTAL INC., AS MANAGER


BY:  /s/ Peter M. Collery
     Neil H. Koffler as Attorney-
     in-Fact for Peter M. Collery,
     Vice President (1)


SC-BVI PARTNERS
BY:  SC FUNDAMENTAL VALUE BVI, INC.,
     AS MANAGING GENERAL PARTNER


BY:  /s/ Peter M. Collery
     Neil H. Koffler as Attorney-
     in-Fact for Peter M. Collery,
     Vice President (1)


     /s/ Gary Siegler
     Neil H. Koffler as Attorney-
     in-Fact for Gary Siegler


     /s/ Peter M. Collery
     Neil H. Koffler as Attorney-
     in-Fact for Peter M. Collery


     /s/ Neil H. Koffler
     Neil H. Koffler


     /s/ Neil H. Koffler
     Neil H. Koffler as Attorney
     in-Fact for Curtis G. Macnguyen
                                                     Page 18 of 19 Pages


                                 Exhibit A

                          JOINT FILING AGREEMENT


          In accordance with Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $.001 per share, of Creative Computers, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, hereby execute this Agreement this 23rd day of July, 1998.

Dated:  July 23, 1998


THE SC FUNDAMENTAL VALUE FUND, L.P.
By:  SC FUNDAMENTAL, LLC.,
     as General Partner


       /s/ Peter M. Collery
By:  Neil H. Koffler, as Attorney-in-Fact
     for Peter M. Collery, Vice President (1)



SC FUNDAMENTAL VALUE BVI, LTD.
BY:  SC FUNDAMENTAL VALUE BVI, INC.,
     as Managing General Partner of
     Investment Manager


        /s/ Peter M. Collery
By:  Neil H. Koffler, as Attorney-in-Fact
     for Peter M. Collery, Vice President (1)



SC FUNDAMENTAL INC.


BY:  /s/ Peter M. Collery
     Neil H. Koffler as Attorney-
     in-Fact for Peter M. Collery
     Vice President (1)

                                                     Page 19 of 19 Pages


SC FUNDAMENTAL VALUE BVI, INC.


BY:  /s/ Peter M. Collery
     Neil H. Koffler as Attorney-
     in-Fact for Peter M. Collery,
     Vice President (1)


SC FUNDAMENTAL, LLC
BY:  SC FUNDAMENTAL INC., as Manager


BY:  /s/ Peter M. Collery
     Neil H. Koffler as Attorney-
     in-Fact for Peter M. Collery,
     Vice President (1)


SC-BVI PARTNERS
BY:  SC FUNDAMENTAL VALUE BVI, INC.,
     As Managing General Partner


BY:  /s/ Peter M. Collery
     Neil H. Koffler as Attorney-
     in-Fact for Peter M. Collery,
     Vice President (1)


     /s/ Gary Siegler
     Neil H. Koffler as Attorney-
     in-Fact for Gary Siegler


     /s/ Peter M. Collery
     Neil H. Koffler as Attorney-
     in-Fact for Peter M. Collery


     /s/ Neil H. Koffler
     Neil H. Koffler


     /s/ Curtis G. Macnguyen
     Curtis G. Macnguyen


(1)  Executed by Neil H. Koffler as Attorney-in-Fact for Peter M.
     Collery and Gary N. Siegler.  The Powers of Attorney for
     Messrs. Collery and Siegler were filed as Exhibit A to Amendment No. 5 to the Schedule 13D relating to the US Facilities Corporation on August 4, 1995 and are hereby incorporated herein by reference.
117425